SCHEDULE 13G

CUSIP No. 663904209

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree, as of June 30, 2014, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Northeast Bancorp, and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Magnolia Capital Partners, LLC

By:	Ellbar Partners Management, LLC

	By:	/s/ James F. Adelson
James F. Adelson, Manager

Ellbar Partners Management, LLC

By:	/s/ Stephen J. Heyman
Stephen J. Heyman, Manager

/s/ James F. Adelson
James F. Adelson

/s/ Stephen J. Heyman
Stephen J. Heyman